CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2011, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Sun Communities, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation of said reports by reference in the registration statements of Sun Communities, Inc. and subsidiaries on Forms S-3 (File No. 333-158623, effective May 14, 2009; File No. 333-156618, effective March 31, 2009; File No. 333-149016, effective March 10, 2008); and on Form S-8 (File No. 333-162216, effective September 30, 2009).

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

Southfield, Michigan
February 24, 2011